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                                                                       EXHIBIT 5

                                  July 30, 1997


EG&G, Inc.
45 Williams Street
Wellesley, MA 02181

Ladies and Gentlemen:

     I have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 300,000 shares of Common Stock, $1.00 par value per share (the "Shares"), of EG&G, Inc., a Massachusetts corporation (the "Company"), issuable under the EG&G Savings Plan (the "Plan").

     I have examined the Articles of Organization and the By-Laws of the Company, as amended to date, the Registration Statement and originals, or copies certified to my satisfaction, of such records of meetings of the directors and shareholders of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     In my examination of the foregoing documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, I am of the opinion that the Shares covered by the Registration Statement to be issued under the Plan have been duly and validly authorized for issuance, and when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                                Very truly yours,



                                                MURRAY GROSS